Exhibit 10.1
FIRST AMENDMENT TO
EMPLOYMENT AGREEMENT
     This FIRST AMENDMENT TO EMPLOYMENT AGREEMENT is executed October 26, 2006, by and between CENTRAL PARKING CORPORATION, a Tennessee corporation (the “Company”), and Monroe J. Carell, Jr., an individual residing in Nashville, Tennessee (the “Executive”).
     WHEREAS, Company and Executive have previously entered into an Employment Agreement dated December 13, 2004 (the “Agreement”); and
     WHEREAS, Company and Executive wish to amend the Agreement as set forth below;
     NOW, THEREFORE, in consideration of the mutual promises and agreements made herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
1.	Paragraph A of SECTION VIII of the Agreement is hereby deleted in its entirety and replaced with the following:
     A. If the Executive’s employment terminates due to a Without Cause Termination (as such term is defined later in this Agreement), the Company shall continue to be obligated to pay to the Executive, for twenty-four (24) months after such termination, the sum of (i) his monthly Base Salary, plus (ii) an amount equal to one-twelfth (1/12) of lesser of (a) the three year average of Annual Incentive Awards that Executive received during the Company’s immediately preceding three fiscal years, or (b) the target Annual Incentive Award for the fiscal year in which the termination occurs, though in no case shall the total Base Salary and bonus paid to Executive equal less than one hundred twenty-five per cent (125%) of Executive’s Base Salary. Amounts to be paid to the Executive pursuant to the preceding sentence shall commence on the termination of the Executive’s employment with the Company and shall be paid on a monthly basis with such payments to be made on the first of each month; provided, however, if necessary to comply with Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended (the “Code”), such payments shall accrue without interest until the six (6) month anniversary of the termination of the Executive’s employment with the Company at which time such accrued amounts shall be paid to the Executive and, thereafter, the Executive shall be paid on a monthly basis with such payments to be made on the first of each month. Earned but unpaid Base Salary and unreimbursed expenses and unpaid Annual Incentive Award through the date of termination will also be paid in a lump sum within thirty (30) days of such the termination. In addition, the Company shall continue to provide all health care, life and other insurance benefits (“Welfare Benefits”) and other payments and benefits in accordance with the Revised Deferred Compensation

Agreement between the Company and Executive dated December 13, 2004 (the “Revised Deferred Compensation Agreement”). In addition, the Company shall provide outplacement assistance of up to $25,000; provided, however, if necessary to comply with Code Section 409A(a)(2)(B)(i), such outplacement assistance payment shall be made on the six (6) month anniversary of the termination of the Executive’s employment with the Company. Payments and benefits to which the Executive is entitled under this Agreement are in addition to, and do not affect Executive’s rights with respect to payments and benefits under the Revised Deferred Compensation Agreement.
2.	Paragraph A of SECTION X of the Agreement is hereby deleted in its entirety and replaced with the following:
     A. In the event there is a Change in Control (as such term is defined below) and within the twenty four (24) month period following such event Executive terminates his employment for “Good Reason,” as defined below, or is terminated due to a Without Cause Termination, the Company shall in a lump sum pay to the Executive, on the date of the termination of the Executive’s employment with the Company or, if necessary to comply with Section 409A(a)(2)(B)(i) of the Code, on the six (6) month anniversary of the Executive’s date of termination, the sum of (i) three times his Base Salary, plus (ii) an amount equal to three times the Executive’s target Annual Incentive Award that Executive was to receive during the Company’s fiscal year in which the Change in Control took place, plus (iii) a continuation of Welfare Benefits and other perquisites of employment (including payment, on the date of the termination of the Executive’s employment with the Company or, if necessary to comply with Section 409A(a)(2)(B)(i) of the Code, on the six (6) month anniversary of the Executive’s date of termination, of the Company portion of 401k contributions that would have been made over the subsequent three (3) years based on the Executive’s compensation and Company contribution rate in effect prior to the Change in Control) for a period of three years following the termination, plus (iv) up to $25,000 in outplacement assistance, plus (v) an amount equal to the greater of (i) the target Annual Incentive Award, or (ii) actual earned Annual Incentive Award, calculated on a pro-rated basis for the period commencing on the Change in Control for a termination in the same fiscal year in which the Change in Control occurs and commencing with the beginning of the fiscal year in which the termination occurs for a termination following a fiscal year in which there is a Change in Control and ending on the date of termination. Further, in the event of a Change in Control, the Company shall pay to Executive in a lump sum upon the Change in Control an amount equal to the greater of (i) the target Annual Incentive Award, or (ii) actual earned Annual Incentive Award calculated on a pro-rated basis for the fiscal year in which the Change in Control occurs and ending on the date of the Change in Control. In addition, in the event there is a Change in Control, (i) all unvested deferred stock units, (ii) all unvested stock options other than Special Options, as is hereafter defined, (iii) all vested but currently unexercisable special options granted on February 6, 2002 (the “Special

Options”), (iv) all unvested Special Options with an accelerated vesting target price or exercise price equal to or less than the price per share established for the Company stock in the Change In Control transaction, shall immediately vest and become exercisable upon the Change in Control.
3.	Paragraph B of SECTION X of the Agreement is hereby deleted in its entirety and replaced with the following:
     B. For purposes of this Agreement, “Change in Control” shall mean the first to occur of the following events:
       (i) the sale or other divestiture of all or substantially all of the assets of the Company (excluding (a) the sale of assets in the ordinary course of business, (b) sale and lease back and other transactions that are primarily a financing transaction for the Company or related to an acquisition by an employee benefit plan of the Company, (c) transfers to Company shareholders in exchange for or with respect to their stock, (d) transfers to an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (e) transfers to a person, or more than one person acting as a group, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company, and (f) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a person described in the preceding clause (e)), including the sale of its direct or indirect majority-owned subsidiaries (within a twelve (12) month period ending on the date of the most recent sale or other divestiture); for purposes of this clause (i), the phrase “substantially all” shall have the same meaning as the phrase “a substantial portion” as used in Section 409A(a)(2)(A)(v) of the Code;
       (ii) the acquisition by any person or affiliated group of persons as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “1934 Act”) (within a twelve (12) month period ending on the date of the most recent acquisition by such person or persons) of thirty-five percent (35%) or more of the outstanding voting power of the Company so that such person or affiliated group shall become the owner, directly or indirectly, of such voting power of the Company, other than acquisitions by the Company, a subsidiary of the Company, an employee benefit plan of the Company, or Monroe J. Carell, Jr. or his family members or any entity owned directly or indirectly by Mr. Carell or his family members;
       (iii) the consummation of a consolidation or merger of the Company with another entity, or the reorganization of the Company, unless
         (a) the consummation of such consolidation, merger, or reorganization would result in the stockholders of the Company immediately before such consolidation or merger owning, in the aggregate, more than sixty-

five percent (65%) of the outstanding voting power of the surviving entity immediately after such consolidation, merger or reorganization;
         (b) members of the Company’s Board of Directors prior to such consolidation, merger, or reorganization and/or persons endorsed by a majority of said directors constitute at least a majority of the Company’s Board after such consolidation, merger, or reorganization; and
         (c) following the consummation of a consolidation or merger or reorganization, no person or affiliated group of persons as defined in 1934 Act owns thirty-five percent (35%) or more (other than Mr. Carell or his family members or any entity owned directly or indirectly by Mr. Carell or his family members) of the outstanding voting power of the Company; or
       (iv) a majority of members of the Company’s Board of Directors is replaced during any consecutive twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board prior to the date of the appointment or election.
     For purposes of determining stock ownership for this Paragraph B, (i) Section 318(a) of the Code shall apply, and (ii) stock underlying vested options shall be considered owned by the individual who holds the vested option unless such underlying stock is not substantially vested (as defined in U.S. Treasury Regulations sections 1.83-3(b) and (j)).
4.	All other provisions set forth in the Agreement shall remain in full force and effect.
     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

CENTRAL PARKING CORPORATION
By:	/s/ Ray Baker
	Name:	Ray Baker
	Title:	Chairman, Compensation Committee

EXECUTIVE:
By:	/s/ Monroe J. Carrell, Jr.
Monroe J. Carell, Jr.

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